Exhibit 10.1
DOMINION RESOURCES, INC.
2011 PERFORMANCE GRANT PLAN

1.           Purpose.   The purpose of the 2011 Performance Grant Plan (the “Plan”) is to set forth the terms of 2011 Performance Grants awarded by Dominion Resources, Inc., a Virginia Corporation (the “Company”) pursuant to the Dominion Resources, Inc. 2005 Incentive Compensation Plan and any amendments thereto (the “2005 Incentive Compensation Plan”).  This Plan contains the Performance Goals for the awards, the Performance Criteria, the target and maximum amounts payable, and other applicable terms and conditions.

2.           Definitions.  Capitalized terms used in this Plan not defined in this Section 2 will have the meaning assigned to such terms in the 2005 Incentive Compensation Plan.

a.           Cause.  For purposes of this Plan, the term “Cause” will have the meaning assigned to that term under a Participant’s Employment Continuity Agreement with the Company, as such Agreement may be amended from time to time.

b.           Date of Grant.  February 1, 2011.

c.           Disability or Disabled.  The Committee will determine whether or not a Disability exists and its determination will be conclusive and binding on the Participant. To the extent a Performance Grant is subject to Code Section 409A, the Committee’s determination will be made in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(4).

d.           Participant.  An officer of the Company or a Dominion Company who receives a Performance Grant on the Date of Grant.

e.           Performance Period.  The 24-month period beginning on January 1, 2011 and ending on December 31, 2012.

f.           Retire or Retirement.  For purposes of this Plan, the term Retire or Retirement means a voluntary termination of employment on a date when the Participant is eligible for early or normal retirement benefits under the terms of the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan was applied under the Dominion Pension Plan, as in effect at the time of the determination.  Notwithstanding the foregoing, a Participant will not be treated as eligible for retirement benefits for purposes of this Plan if the Chief Executive Officer of the Company determines, in his sole discretion, that the Participant’s retirement is detrimental to the Company.

g.           Target Amount.  The dollar amount designated in the written notice to the Participant communicating the Performance Grant.

3.           Performance Grants.  A Participant will receive a written notice of the amount designated as the Participant’s Target Amount for the Performance Grant payable under the terms of this Plan.  The actual payout may be from 0% to 200% of the Target Amount, depending on the achievement of the Performance Goals.

4.           Performance Achievement and Time of Payment.  Upon the completion of the Performance Period, the Committee will determine the final Performance Goal achievement of each of the Performance Criteria described in Section 6.  The Company will then calculate the final amount of each Participant’s Performance Grant based on such Performance Goal achievement.  Except as provided in Sections 7(b) or 8, the Committee will determine the time of payout of the Performance Grants.  In no event will payment be made later than March 15, 2013.

5.           Forfeiture.  Except as provided in Sections 7 and 8, a Participant's right to payout of a Performance Grant will be forfeited if the Participant’s employment with the Company or a Dominion Company terminates before the end of the Performance Period.

6.           Performance Goals.  Payout of Performance Grants will be based on the Performance Goal achievement described in this Section 6 of the Performance Criteria defined in Exhibit A.

a.           TSR Performance.  Total Shareholder Return Performance (“TSR Performance”) will determine fifty percent (50%) of the Target Amount (“TSR Percentage”).  TSR Performance is defined in Exhibit A.  The TSR Percentage of the Target Amount that will be paid out, if any, is based on the following table:

Relative TSR Performance 1st Quartile - 75% to 100% 2nd Quartile - 50% to 74.9% 3rd Quartile - 25% to 49.9% 4th Quartile - below 25%	Percentage Payout of TSR Percentage 150% - 200% 100% - 149.9% 50% - 99.9% 0%

To the extent that the Company’s TSR Performance ranks in a percentile within the 1st, 2nd or 3rd Quartiles of Relative TSR Performance, then the TSR Percentage Payout will be interpolated between the top and bottom of the Percentage Payout of TSR Percentage range for that Quartile.  No payment will be made if the TSR Performance is in the 4th Quartile, except that a payment of 25% of the TSR Percentage will be made if the Company’s TSR Performance was at least 10% on a compounded annual basis for the Performance Period.

b.           ROIC Performance.  Return on Invested Capital Performance (“ROIC Performance”) will determine fifty percent (50%) of the Target Amount (“ROIC Percentage”).  ROIC Performance is defined in Exhibit A.  The ROIC Percentage of the Target Amount that will be paid out, if any, is based on the following table:

ROIC Performance 7.88% and above 7.74% - 7.87% 7.60% - 7.73% 7.46% - 7.59% Below 7.46%	Percentage Payout of ROIC Percentage 200% 150% - 199.9% 100% - 149.9% 50% - 99.9% 0%

To the extent that the Company’s ROIC Performance is greater than 7.46% and less than 7.88%, the ROIC Percentage payout will be interpolated between the top and bottom of the applicable Percentage Payout of ROIC Percentage range set forth above.

 7.           Retirement, Termination without Cause, Death or Disability.

a.           Retirement or Involuntary Termination without Cause.  If a Participant Retires during the Performance Period or if a Participant’s employment is involuntarily  terminated by the Company or a Dominion Company without Cause during the Performance Period and the Participant would have been eligible for a payment if the Participant had remained employed until the end of the Performance Period, the Participant will receive a pro-rated payout of the Participant’s Performance Grant multiplied by a fraction, the numerator of which is the number of months from the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of  months between the Date of Grant and December 31, 2012.  Payment will be made after the end of the Performance Period at the time provided in Section 4 based on the Performance Goal achievement approved by the Committee.  If the Participant Retires, however, no payment will be made if the Company’s Chief Executive Officer determines, in his sole discretion, that the Participant’s Retirement is detrimental to the Company.

b.           Death or Disability.  If a Participant dies or becomes Disabled during the Performance Period, the Participant or, in the event of the Participant’s death, the Participant’s Beneficiary will receive a lump sum cash payment equal to the product of (i) and (ii) where:

(i)
is the predicted performance used for determining the compensation cost recognized by the Company for the Participant’s Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event; and

(ii)
is the fraction, the numerator of which is the number of months from the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s death or termination of employment due to Disability, and the denominator of which is the number of months between the Date of Grant and December 31, 2012.

Payment under this Section 7(b) will be made as soon as administratively feasible after the date of the Participant’s death or termination of employment due to Disability; provided, however, that payment will be made no earlier than six months after the Participant’s termination other than for death if the Performance Grant is subject to Code Section 409A and the Participant is a Specified Employee (within the meaning of Code Section 409A(a)(2)(B)(i)).  In the event of the Participant’s death, payment will be made to the Participant’s designated Beneficiary.  If the Participant has not designated a Beneficiary, the Participant’s spouse, if any, and if none the Participant’s estate shall be the Beneficiary.

8.           Change of Control.  Upon a Change of Control, the Participant will receive a lump sum cash payment equal to the greater of (i) the Target Amount or (ii) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for the Participant’s Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Change of Control was the actual performance for the Performance Period.  Payment will be made as soon as administratively feasible following the Change of Control date and in no event later than March 15 following the calendar year in which the Change of Control date occurs.

9.           Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, if the Participant’s employment with the Company is terminated for Cause, the Participant will forfeit all rights to his or her Performance Grant.

10.           Claw Back of Award Payment.

a.           Restatement of Financial Statements.  If the Company’s financial statements are required to be restated at any time within a two (2) year period following the end of the Performance Period as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to withhold payment, or if payment has been made, to recover all or a portion of the Performance Grant payout from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.           Fraudulent or Intentional Misconduct.  If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold payment, or if payment has been made, to recover all or a portion of the Performance Grant payout from the Participant.

c.           Recovery of Payout.  The Company reserves the right to recover a Performance Grant payout pursuant to this Section 10 by (i) seeking repayment from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.           No Limitation on Remedies.  The Company’s right to recover a Performance Grant payout pursuant to this Section 10 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.           Subject to Future Rulemaking.  The Performance Grant payout is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to this Performance Grant Plan.

11.           Miscellaneous.

a.           Nontransferability.  Except as provided in Sections 7(b) and 8, a Performance Grant is not transferable and is subject to a substantial risk of forfeiture until the end of the Performance Period.

b.           No Right to Continued Employment.  A Performance Grant does not confer upon a Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate a Participant's employment at any time.

c.           Tax Withholding.  The Company will withhold Applicable Withholding Taxes from the payout of Performance Grants.

d.           Application of Code Section 162(m).  Performance Grants are intended to constitute “qualified performance-based compensation” within the meaning of section 1.162-27(e) of the Income Tax Regulations.  The Committee will certify the achievement of the Performance Goals described in Section 6.  To the maximum extent possible, this Plan will be interpreted and construed in accordance with this subsection 11(d).

e.           Negative Discretion.  Pursuant to Section 6(c) of the 2005 Incentive Compensation Plan, the Committee retains the authority to exercise negative discretion to reduce payments under this Plan as it deems appropriate.

f.           Governing Law.  This Plan shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

g.           Conflicts.  In the event of any material conflict between the provisions of the 2005 Incentive Compensation Plan and the provisions of this Plan, the provisions of the 2005 Incentive Compensation Plan will govern.

h.           Participant Bound by Plan.  By accepting a Performance Grant, a Participant acknowledges receipt of a copy of this Plan and the 2005 Incentive Compensation Plan document and Prospectus, which are accessible on the Company Intranet, and agrees to be bound by all the terms and provisions thereof.

i.           Binding Effect.   This Plan will be binding upon and inure to the benefit of the legatees, distributes, and personal representatives of Participants and any successors of the Company.

EXHIBIT A

DOMINION RESOURCES, INC.
2011 PERFORMANCE GRANT PLAN
PERFORMANCE CRITERIA

Total Shareholder Return

The TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the Comparison Companies during such period.  In general, Total Shareholder Return consists of the difference between the value of a share of common stock at the beginning and end of the Performance Period, plus the value of dividends paid as if reinvested in stock and other appropriate adjustments for such events as stock splits.  For purposes of TSR Performance, the total shareholder return of the Company and the Comparison Companies will be the total shareholder return as calculated by Bloomberg L.P.  As soon as practicable after the completion of the Performance Period, the total shareholder returns of the Comparison Companies will be obtained from Bloomberg L.P. and ranked from highest to lowest.  The Company’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.

The Comparison Companies are:

Ameren Corporation	FirstEnergy Corporation
American Electric Power Company, Inc. CMS Energy Corporation	NextEra Energy, Inc. Nisource Inc.
Constellation Energy Group, Inc.	PPL Corporation
DTE Energy Company	Progress Energy, Inc.
Duke Energy Corporation	Public Service Enterprise Group Incorporated
Entergy Corporation	The Southern Company
Exelon Corporation	Xcel Energy, Inc.

If a Comparison Company ceases to be a publicly traded entity, is acquired by another entity, or is merged out of existence during the Performance Period, the Comparison Company will be removed from the list of Comparison Companies.

Return on Invested Capital

Return on Invested Capital (ROIC)

The following terms are used to calculate ROIC for purposes of the 2011 Performance Grant:

ROIC means Total Return divided by Average Invested Capital.  Performance will be calculated for the two successive fiscal years within the Performance Period, added together and then divided by two to arrive at an annual average ROIC for the Performance Period.

Total Return means Operating Earnings plus After-tax Interest & Related Charges, all determined for the two successive fiscal years within the Performance Period.

Operating Earnings means operating earnings as disclosed on the Company’s earnings report furnished on Form 8-K for the applicable fiscal year.

 Average Invested Capital means the Average Balances for Long & Short-term Debt plus Preferred Equity plus Common Shareholders’ Equity (as calculated based on the exclusion of the items described below).  The Average Balances for a year are calculated by performing the calculation at the end of each month during the fiscal year plus the last month of the prior fiscal year and then averaging those amounts over 13 months.

Common Shareholders’ Equity will be calculated by excluding (i) accumulated other comprehensive income (as shown on the Company’s financial statements during the Performance Period); and (ii) impacts from changes in accounting principles that were not prescribed as of the Date of Grant.